ACCIONISTAS DE TV AZTECA APRUEBAN ESCISION
                            DE LA INVERSION EN UNEFON


PARA SU DISTRIBUCION INMEDIATA

      CIUDAD DE MEXICO, 19 DE DICIEMBRE DE 2003--TV Azteca, S.A. de C.V. (BMV:TV AZTCA; NYSE:TZA), uno de los dos mayores productores de contenido para television en espanol en el mundo, anuncio que en asamblea extraordinaria de accionistas, sostenida hoy en sus oficinas corporativas de la Ciudad de Mexico, se aprobo la escision de su 46.5% de participacion en Unefon, una empresa mexicana de telefonia movil enfocada en el mercado masivo, y de su 50% de participacion en Cosmofrecuencias, un proveedor inalambrico de acceso a Internet de banda ancha.

      A traves de la escision, TV Azteca quedara completamente separada de sus inversiones en telecomunicaciones. Los activos de telecomunicaciones formaran Unefon Holdings, que de acuerdo con las leyes mexicanas sera formalmente separada aproximadamente 45 dias despues de la fecha de inscripcion de la protocolizacion del acta de asamblea de accionistas. TV Azteca anticipa que las acciones de Unefon Holdings seran distribuidas en el segundo trimestre de 2004 y que cotizaran publicamente en el mercado de valores mexicano y en EUA.

      La escision supone una reduccion de los activos y del capital contable de TV Azteca igual al valor en libros de las inversiones de la compania en Unefon y Cosmofrecuencias, que sumaron aproximadamente US$193 millones al 30 de septiembre de 2003.

      Los acuerdos publicitarios entre Unefon y TV Azteca, asi como las cuentas por cobrar que Unefon tiene pendientes con TV Azteca permaneceran sin cambio.

      TV Azteca indico que la escision no afecta su plan de usos de efectivo a seis anos, que como se anuncio previamente, comprende la asignacion de una porcion sustancial de la generacion de efectivo de TV Azteca dentro de los siguientes seis anos, a la reduccion gradual de la deuda de la compania en aproximadamente US$250 millones, asi como a realizar distribuciones a los accionistas superiores a los US$500 millones dentro del periodo de seis anos.


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      "De acuerdo con lo programado,  avanzamos en nuestra  estrategia  para ser una compania de medios pura de manera eficiente," comento Pedro Padilla, Director General de TV Azteca. "La estrategia seguira reduciendo nuestro riesgo crediticio, y permitira al mercado enfocarse mas en las fortalezas de la operacion de nuestro negocio principal, incrementando aun mas el valor para los inversionistas."

      Un folleto informativo de la escision se entrego a la Comision Nacional Bancaria y de Valores, de acuerdo con requerimientos regulatorios en Mexico, el 4 de diciembre de 2003. Una traduccion de cortesia al ingles del folleto fue entregada a la Securities and Exchange Comision de los EUA.

PERFIL DE LA COMPANIA

      TV Azteca es uno de los dos mayores productores de contenido en espanol para television en el mundo, y una de dos companias de television abierta en Mexico, operando dos canales nacionales de television, Azteca 13 y Azteca 7, a traves de mas de 300 estaciones locales propias y operadas en Mexico. La compania tambien opera un canal nacional de television en El Salvador. Las afiliadas incluyen a Azteca America Network, la cadena de television enfocada al mercado hispano de los EUA, Unefon, la compania de telefonia celular enfocada al mercado masivo en Mexico, y Todito.com, portal de Internet para hispanohablantes en Norteamerica.

      Con excepcion de la informacion historica, los asuntos discutidos en este comunicado son conceptos sobre el futuro que involucran riesgos e incertidumbre que pueden ocasionar que los resultados actuales difieran sustancialmente de los proyectados. Otros riesgos que pueden afectar a TV Azteca y a Azteca America Network se identifican en la forma 20-F de TV Azteca y otros documentos relacionados con la Securities and Exchange Commission de los Estados Unidos.

                          RELACION CON INVERSIONISTAS:

           Bruno Rangel                            Omar Avila
          5255 3099 9167                         5255 3099 0041
     jrangelk@tvazteca.com.mx                oavila@tvazteca.com.mx

                             RELACIONES CON PRENSA:

          Tristan Canales                        Daniel McCosh
          5255 3099 5786                         5255 3099 0059
      tcanales@tvazteca.com.mx               dmccosh@tvazteca.com.mx